Exhibit 28(a)(ii)

ARTICLES OF AMENDMENT

Stratton Multi-Cap Fund, Inc., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

The charter of the corporation is hereby amended as follows:

Stratton Multi-Cap Fund, Inc. will be known as Stratton Mid Cap Value Fund, Inc. effective May 1, 2013.

This amendment of the charter of the corporation has been approved by the Board of Directors of Stratton Multi-Cap Fund, Inc.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

Return address of filing party:

National Corporate Research, Ltd.